Exhibit 99.2

                                                    Contact:       Joanne Vitale
                                                                   212-883-2536

CLARION COMMERCIAL HOLDINGS
CLOSES ADDITIONAL ASSET PURCHASES

NEW YORK, NY, June 15, 1998 - Clarion Commercial Holdings, Inc. (NYSE: CLR) announced today the acquisition of $41.7 million of subordinated commercial mortgage backed securities issued by Morgan Stanley in its $926 million large loan securitization, Morgan Stanley Capital I Inc., 1998-XL1. The transaction adds significantly to Clarion's recent asset acquisitions of $201 million, further advancing achievement of the Company's business plan.

In the transaction, the Company acquired both the BB and B-rated classes. The securities, backed by 11 mortgages, are secured by 83 properties which have a weighted average loan-to-value of 58% and a weighted average debt service coverage ratio of 1.90x. The portfolio is comprised of office (25%), retail (23%), regional mall (18.5%), hotel (17.8%) and multifamily (14.2%) properties. With the acquisition, Clarion received special servicing rights.

Daniel Heflin, President and CEO of Clarion Commercial Holdings, expressed his pleasure at the announcement of the acquisition. "We are organized to capitalize on this type of market opportunity, where the depth of property and market knowledge is paramount. Our strategy will continue to focus on opportunities which exhibit strong underlying fundamentals and which allow us to benefit from our competitive strengths."

Clarion Commercial Holdings, Inc. is a specialty finance company that invests in commercial real estate investments. The Company is managed by Clarion Capital, LLC. Clarion Capital, LLC and its affiliates manage more than $6 billion of real estate investments and have more than 350 employees in 20 offices nationwide.

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